Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Stockholders and Board of Directors

WageWorks, Inc.:

We consent to the use of our of our report dated March 18, 2019, with respect to the consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows of WageWorks, Inc. for the year ended December 31, 2016, incorporated by reference herein.

/s/ Macias, Gini & O’Connell, LLP

Newport Beach, California

June 27, 2019